Exhibit 99.1

For Immediate Release

CommScope and Andrew Announce Form of Final Merger Consideration $13.50 in Cash and $1.50 in CommScope Stock

Hickory, NC and Westchester, Ill — (December 24, 2007) CommScope, Inc. (NYSE: CTV) and Andrew Corporation (NASDAQ: ANDW) today announced the final merger consideration for CommScope’s acquisition of Andrew.  The consideration to be paid for each outstanding share of Andrew common stock in the merger has been determined to be $13.50 in cash and $1.50 in CommScope common stock.

Andrew stockholders will receive, for each Andrew share, $13.50 in cash and 0.031543 shares of CommScope common stock.  This fractional share of CommScope common stock was calculated according to the terms of the merger agreement by dividing $1.50 by $47.554, which was the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending on December 24, 2007.  The merger is expected to close on December 27, 2007.

About CommScope
CommScope (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands, CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

About Andrew
Andrew Corporation (NASDAQ: ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, Ill., is an S&P MidCap 400 company founded in 1937.

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events.  Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected.  For a more detailed description of the factors that could cause such a difference, please see Andrew and CommScope’s filings with the Securities and Exchange Commission.  In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

For CommScope

Investor Relations:
Phil Armstrong
Investor Relations & Corporate Communications
Telephone: +1 (828) 323-4848
Email: phil.armstrong@commscope.com

Media Relations:
Matthew Sherman / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
Telephone: +1 (212) 355-4449
Email: msherman@joelefrank.com /
jjacobs@joelefrank.com

For Andrew

Investor Relations:
Lisa Fortuna
Director of Investor Relations
Telephone: +1 (708) 236-6507
Email: lisa.fortuna@andrew.com

Media Relations:
Rick Aspan
Director of Public Relations
Telephone: +1 (708) 236-6568
Email: publicrelations@andrew.com

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